Exhibit 99.(d)(10)

                                ESCROW AGREEMENT

            This ESCROW AGREEMENT dated this ___ day of ________, 2002, is by and among PBHG FUNDS (the "Trust"), on behalf of PBHG Special Equity Fund (the `Fund"), PILGRIM BAXTER & ASSOCIATES, LTD. (the "Adviser"), NWQ Investment Management Company, LLC (the 'Sub-Adviser") and FIRST UNION NATIONAL BANK (the "Escrow Agent").

                                    RECITALS:

            WHEREAS, pursuant to an Interim Investment Sub-Advisory Agreement, dated the date hereof, among the Trust, Adviser and the Sub-Adviser (the "Interim Agreement"), the Sub-Adviser has been appointed by the Trust to provide investment advice pursuant to the terms of the Interim Agreement. Except as provided herein, capitalized terms used but not defined herein have the meanings given to such terms in the Interim Agreement; and

            WHEREAS, in accordance with Section 4 of the Interim Agreement, compensation for the Sub-Adviser's services will be deposited in an interest-bearing escrow account at the end of each month by the Trust, on behalf of the Fund ; and

            WHEREAS, Trust, Adviser, Sub-Adviser and the Escrow Agent now wish to provide for the appointment of an escrow agent to hold the escrowed funds, and to set forth the terms and conditions under which the funds held in escrow shall be disbursed;

                                   AGREEMENT:

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

            1. Appointment of Escrow Agent. The Trust, on behalf of the Fund, Adviser and the Sub-Adviser hereby appoint the Escrow Agent as the escrow agent under this Escrow Agreement and the Escrow Agent hereby accepts such appointment and agrees to hold and deposit all of the funds deposited into escrow with it pursuant to the Interim Agreement in accordance with the terms hereof, and to perform its other duties hereunder.

            2. Establishment of Escrow Funds. The Adviser hereby directs the Trust, on behalf of the Fund to deliver the Sub-Adviser's compensation, as provided in Section 4 of the Interim Agreement, to the Escrow Agent. The Escrow Agent will maintain a separate escrow account for the Fund. Upon receipt of a deposit from the Trust on behalf of the Fund, the Escrow Agent shall provide written confirmation to the Trust, the Adviser and the Sub-Adviser that such sum has been deposited

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with it. The Sub-Adviser's compensation for the Fund held in escrow by the
Escrow Agent hereunder, together with all interest thereon, herein is referred to as an "Escrow Fund," and collectively as "Escrow Funds."

            3. Duty to Invest Escrow Funds. All Escrow Funds must be invested into overnight repurchase agreements meeting the requirements of SEC Rule 2a-7, or in other money market instruments as agreed to in writing by all of the parties.

            4. Income on an Escrow Fund. All income earned on an Escrow Fund shall be added to the Escrow Fund and distributed in accordance with the terms hereof.

            5. Delivery of Escrow Fund by Escrow Agent.

                  (a) If a majority of the Fund's outstanding voting securities approve a New Investment Sub-Advisory Agreement with the Sub-Adviser within 150 days after the Assignment Date, the amount in the escrow account (including interest earned) which has been deposited by the Trust on behalf of the Fund will be paid to the Sub-Adviser upon the date of such approval by the Fund.

                  (b) If a majority of the Fund's outstanding voting securities do not approve a contract with the Sub-Adviser, the Sub-Adviser will be paid, out of the escrow account, the lessor of: (i) any costs incurred by the Sub-Adviser in performing the services under the Interim Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned). The Trust shall be reimbursed the remainder amount.

                  (c) The Escrow Agent shall release the Escrowed Funds as instructed by a writing signed by the Trust, the Adviser and the Sub-Adviser which instruction certified that an event in either (a) or (b) of this section has occurred, and if (b) shall have occurred, such instruction shall certify the amounts to be paid under such subsection (b).

            6. Suspension of Performance; Disbursement Into Court. If, at any time, there shall exist any dispute among the Trust, the Adviser and the Sub-Adviser with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or the Escrow Agent's proper actions with respect to its obligations hereunder, or if a successor Escrow Agent has not been appointed within 30 days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 7 hereof, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

                  (a) suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have


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been appointed (as the case may be); provided however, that Escrow Agent shall continue to invest the Escrow Funds in accordance with Section 3 hereof; and/or

                  (b) petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction for instructions with respect to such dispute or uncertainty, and to the extent required by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all funds held by it in the Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and reasonable attorneys' fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

The Escrow Agent shall have no liability to the , Trust, the Adviser, the Sub-Adviser, their respective shareholders or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

            7. Resignation and Removal of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten
(10) days' prior written notice to the Trust, the Adviser and the Sub-Adviser, or may be removed, with or without cause, by the Trust, the Adviser and the Sub-Adviser acting jointly by furnishing written notice to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided herein. Upon any such notice of resignation or removal, the Trust, the Adviser and the Sub-Adviser jointly shall appoint a successor Escrow Agent hereunder, which shall be a bank. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all funds held by it in the Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.


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            8. Liability of Escrow Agent.

                  (a) The duties of the Escrow Agent hereunder are entirely administrative and not discretionary. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Escrow Agreement. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no further duties or responsibilities shall be implied. The Escrow Agent is obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement, is authorized hereby to comply with any orders, judgments or decrees of any court or arbitration panel and shall not incur any liability as a result of its compliance with such instructions, orders, judgments or decrees.

                  (b) The Escrow Agent may rely and shall be protected in acting upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the persons or parties purporting to sign the same and to conform to the provisions of this Escrow Agreement. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such instrument.

                  (c) The Trust, the Adviser and the Sub-Adviser hereby waive any suit, claim, demand or cause of action of any kind which any of them may now or hereafter have to assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful misappropriation of funds by the Escrow Agent or unless a court of competent jurisdiction determines that the Escrow Agent's gross negligence was the primary cause of a loss to the Trust, the Adviser or the Sub-Adviser.

                  (d) The Escrow Agent shall have no duty to solicit any payments that may be due to it hereunder. The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for or written instructions given by the Trust, the Adviser and the Sub-Adviser. In the administration of this Escrow Agreement and the Escrow Fund hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

            9. Indemnification of Escrow Agent. The Trust, the Adviser and the Sub-Adviser, jointly and severally, hereby indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (the "Indemnitees") against any and all actions, claims, losses, damages, liabilities, fines, penalties, costs and expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys' fees, costs and expenses and the reasonable allocated costs and expenses of in-house counsel) ("Losses") incurred by or asserted against


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any of them from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action, proceeding or investigation by any person, including without limitation the Trust, the Adviser or the Sub-Adviser, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, or common law or equitable cause or otherwise arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transaction contemplated herein; except for any such Losses arising from any liability resulting solely from the gross negligence or willful misconduct of the party claiming indemnification or from a breach of this Escrow Agreement by the Escrow Agent. In addition to and not in limitation of the immediately preceding sentence, the Trust, the Adviser and the Sub-Adviser, jointly and severally, also hereby indemnify and hold harmless the Indemnitees and each of them from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them for following any instruction or other direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement. The provisions of this
Section 9 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

            10. Fees and Expenses of Escrow Agent. The Trust, the Adviser and the Sub-Adviser shall compensate the Escrow Agent for its services hereunder in accordance with Schedule A attached hereto and, in addition, shall reimburse the Escrow Agent for all of its reasonable out-of-pocket expenses, including attorneys' fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All of the compensation and reimbursement obligations set forth in this section shall be payable by the Trust, the Adviser and the Sub-Adviser, jointly and severally, upon demand by the Escrow Agent. The obligations of the Trust, the Adviser and the Sub-Adviser under this section shall survive any termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

                  The Escrow Agent is authorized to, and may, disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which the Escrow Agent or the Indemnitees are entitled to seek indemnification pursuant to Section 9 hereof.) The Escrow Agent shall notify the Trust, the Adviser and the Sub-Adviser of any disbursement from the Escrow Funds to itself or the Indemnitees in respect of any compensation or reimbursement hereunder and shall furnish to the Trust, the Adviser and the Sub-Adviser copies of all related invoices and other statements. The Trust, the Adviser and the Sub-Adviser hereby grant to the Escrow Agent and the Indemnitees a security interest in and lien upon the Escrow Funds and all funds therein to secure all obligations hereunder to the Escrow Agent and the Indemnitees, and the Escrow Agent and the Indemnities shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds. If for any reason


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funds in the Escrow Funds are insufficient to cover such compensation and reimbursement, the Trust, the Adviser and the Sub-Adviser shall promptly pay such amounts to the Escrow Agent or the Indemnitees upon receipt of an itemized invoice.

            11. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  (a)   If to Trust:

                        PBHG Funds
                        1400 Liberty Ridge Drive
                        Wayne, PA 19087
                        Attn: Lee Cummings
                        Facsimile: (610) 722-5843

                        With a copy to:

                        Ballard Spahr Andrews & Ingersoll, LLP
                        1735 Market Street, 51st Floor
                        Philadelphia, PA 19103
                        Attn: William H. Rheiner, Esq.
                        Facsimile: (215) 864-8999

                  (b)   If to Adviser:

                        Pilgrim Baxter & Associates, Ltd.
                        1400 Liberty Ridge Drive
                        Wayne, PA 19087
                        Attn: John M. Zerr, Esq.
                        Facsimile: (610) 722-5846

                        With a copy to:

                        Ballard Spahr Andrews & Ingersoll, LLP
                        1735 Market Street, 51st Floor
                        Philadelphia, PA 19103
                        Attn: William H. Rheiner, Esq.
                        Facsimile: (215) 864-8999


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                  (c)   If to Sub-Adviser:

                        NWQ Investment Management Company 2049
                        Century park East, 4th Floor Los Angeles, CA
                        90067 Attn:
                        Facsimile:

                        With a copy to:

                        or

                        the Adviser and the Trust, at the addresses set forth above, if the notice is from the Escrow Agent

                  (d)   If to the Escrow Agent:

                        First Union National Bank, as Escrow Agent
                        123 South Broad Street, PA-1249
                        Corporate Trust Administration, 11th Floor
                        Philadelphia, PA 19109
                        Attn: _______________
                        Facsimile: (215) 985-7290

                        With a copy to:

                        the Adviser and the Sub-Adviser, at the addresses set forth above, if the notice is from the Trust

                        or

                        the Trust and the Sub-Adviser, at the address set forth above, if the notice is from the Adviser

Any party may send any notice required or permitted hereunder to the intended recipient at the address set forth above using any other means of communication (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices required or permitted hereunder are to be delivered by giving the other parties notice in the manner herein set forth.


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            12. Miscellaneous.

            (a) This Escrow Agreement and the Interim Agreement set forth the entire understanding of the parties with respect to the subject matter hereof. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

            (b) No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by or contracted for under this Agreement.

            (c) The Escrow Agent, the Adviser and the Sub-Adviser agree that any and all liabilities of the Trust under the terms of this Escrow Agreement for the payment of money, including any obligation of the Trust under Section 9, shall be discharged solely from the assets of the Fund and shall not be an obligation of any other series portfolio of the Trust.

            13. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

            14. Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that the United States District Court for the Commonwealth of Pennsylvania shall have the sole and exclusive jurisdiction over any such proceeding. If all such courts lack federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of the Commonwealth of Pennsylvania shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service or process to vest personal jurisdiction over them in any of these courts.

            15. Amendments. No amendment to any provision of this Escrow Agreement shall be valid unless it is in writing and signed by the Trust, the Adviser, the Sub-Adviser and the Escrow Agent.

            16. Counterparts. This Escrow Agreement may be signed in counterparts, each of which shall be an original and all of which shall constitute one instrument.

            17. Termination. Upon the first to occur of the disbursement of all amounts in the Escrow Funds pursuant to Section 5, or the disbursements of all amounts in the Escrow Funds into court pursuant to Section 6 hereof, this Escrow Agreement shall terminate and the Escrow Agent shall


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have no further obligation or liability whatsoever with respect to this Escrow
Agreement or the Escrow funds.

            18. Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Trust, the Adviser or the Sub-Adviser and become pecuniarily interested in any transaction in which the Trust, the Adviser or the Sub-Adviser may be interested, and contract and lend money to the Trust, the Adviser or the Sub-Adviser and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Trust, the Adviser or the Sub-Adviser or for any other entity.

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            IN WITNESS WHEREOF, this Escrow Agreement has been executed as of the date and year first above written.

                                          PBHG FUNDS

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________


                                          PILGRIM BAXTER & ASSOCIATES, LTD.

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________


                                          NWQ INVESTMENT MANAGEMENT COMPANY

                                          By:
                                          Name:
                                          Title:


                                          FIRST UNION NATIONAL BANK

                                          By: __________________________________
                                          Name: ________________________________
                                          Title: _______________________________


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                                   SCHEDULE A

                          Fees Payable to Escrow Agent